Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in White Electronic Designs Corporation’s Annual Report on Form 10-K for the year ended October 1, 2005.
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
March 24, 2006